Exhibit 10.13


                        SUPPLY AND DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made and effective the 25th day of October, 2004 ("Effective Date") between Valley Forge Scientific Corp., a Pennsylvania corporation, ("VFS"), and Stryker Instruments Division of Stryker Corporation, a Michigan corporation ("Distributor").

                                   WITNESSETH

         WHEREAS, VFS designs, develops, manufactures and sells bipolar electronic systems and stimulators;

         WHEREAS, Distributor designs, develops, manufactures and markets medical devices, including devices for the treatment of chronic pain;

         WHEREAS, VFS and Distributor entered into a certain Development Agreement dated as of September 6, 2002 (the "Development Agreement") pursuant to which they collaborated to determine the feasibility of the commercialization of certain products, which Development Agreement has terminated in accordance with its terms;

         WHEREAS, as a result of the collaboration under the Development Agreement, VFS desires to manufacture and supply to Distributor certain products, which are more fully described in Schedule A, as the same may be amended or supplemented from time to time by an instrument executed on behalf of each of VFS and Distributor (the "Products"), all in accordance with the terms and conditions set forth herein; and

         WHEREAS, Distributor desires to purchase Products from VFS and distribute the Products throughout the world for use solely in connection with the percutaneous treatment of pain (the "Field").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

SECTION I         SUPPLY AGREEMENT

         1.       Supply Requirements.

         1.1 Distributor agrees to purchase from VFS and VFS agrees to sell to Distributor the Products on the terms set forth in this Agreement solely for use in the Field.

         1.2      (a)      VFS shall deliver to Distributor, for Distributor's
inspection, a reasonable number of preproduction quality samples of each of the Products ("Inspection Samples") as agreed upon by the parties which conform to the specifications, consisting in the case of the Products designated as the
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Generator Product thereon (the "Generator Product") of the relevant manufacturing specifications and subsidiary detail specifications, as set forth in Schedule A, and drawings agreed upon by Distributor and VFS ("Specifications"), including reports documenting that the Products have been inspected and tested.

         (b) Distributor shall provide to VFS any objections it has concerning the conformance of the Inspection Samples to the Specifications within thirty (30) days after receipt of the Inspection Samples (the "Inspection Period") and VFS shall make such changes to Products prior to production. If no objections are received by Distributor during the Inspection Period, the Inspection Samples shall be deemed acceptable by Distributor. The Inspection Period for the Inspection Samples of the initial Products covered by this Agreement that are listed in Schedule A on the Effective Date shall be known as the "Initial Inspection Period".

         1.3 On or prior to the end of the Initial Inspection Period, Distributor shall deliver to VFS a forecast of Distributor's requirements for Products during the initial six-month period after the Initial Inspection Period. On or before the last day of each month after the Initial Inspection Period and during the Term, Distributor shall deliver to VFS a six-month rolling forecast of Distributor's requirements for Products. Each forecast shall specify the quantities of each Product and the projected shipment dates therefor. The first three months of the initial six-month forecast shall represent Distributor's binding purchase order for the quantities of Products specified therein. For each six-month rolling forecast thereafter, the third month of such rolling forecast shall be Distributor's binding purchase order for the quantities specified therein. VFS shall not be obligated to supply quantities of Products in excess of those quantities subject to binding purchase orders. VFS, however, shall use its commercially reasonable efforts to deliver to Distributor, pursuant to purchase orders, quantities of Products even if Distributor has modified a projection of Product requirements for such quantities. Three (3) months prior to the end of each Agreement Year (as defined below) during the term of this Agreement, Distributor and VFS shall meet to review the projected quantity mix of Products for purchase during the next Agreement Year for manufacturing planning purposes.

         1.4 It is understood that the terms of this Agreement shall supersede any conflicting terms of purchase orders for all purchases of Products.

         1.5 Distributor and VFS have agreed upon the following minimum purchase requirements (the "Initial Products Minimum") for the first three (3) Agreement Years for the Generator Product:

                                                  Initial
                      Agreement Year         Products Minimum
                      --------------         ----------------

                             1                       *
                             2                       *
                             3                       *

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For purposes of this Agreement, the term "Agreement Year" shall mean the period beginning on the date of the first acceptance by Distributor of a Generator Product delivered by VFS to Distributor as ready for commercial sale (Distributor shall diligently and in good faith promptly evaluate the "readiness for commercial sale" of the Generator Product that VFS has delivered to Distributor) and ending on the last day of the calendar quarter in which the first anniversary date of such date occurs, unless such anniversary date is the first day of a calendar quarter, in which case the first Agreement Year shall end on the last day of the preceding calendar quarter, and each successive twelve (12)-month period thereafter. On or before the beginning of the last calendar quarter of the third Agreement Year and each Agreement Year thereafter, VFS and Distributor shall conduct good faith negotiations regarding the Initial Products Minimum for the next Agreement Year. In the event that one or more new products have been added to Schedule A as contemplated by Section I, Paragraph 1.6(a), a separate minimum purchase requirement shall be agreed for each Product that is a New Field Product ("New Product Minimum"). Notwithstanding the foregoing, the minimum purchase requirements shall be reduced for each Agreement Year to the extent that (i) VFS shall fail to deliver Products, subject to binding purchase orders with a projected shipment date during such Agreement Year, within thirty (30) days after the projected shipment date but, in any event, during such Agreement Year, and/or (ii) VFS has been advised by Distributor in writing and in timely manner that Products delivered during such Agreement Year do not conform to the requirements of Section I, Paragraph 4 (which writing shall specify in reasonable detail how the Products do not conform to the requirements of Section I, Paragraph 4) and, if it is determined that such Products do not conform to the requirements of Section I, Paragraph 4, replacements conforming to the requirements of Section I, Paragraph 4 have not been delivered during such Agreement Year.

         1.6 (a) If during the term of this Agreement, VFS develops or acquires rights to any new product indicated for use in the Field ("New Field Product") then, prior to offering such New Field Product to a third party for use in the Field, VFS shall offer Distributor the right of first refusal to market the New Field Product in the Field under the terms of this Agreement", by giving Distributor a written notice ("New Field Product Notice") of the product specifications, intended use, projected availability, Distributor's purchase price for the New Field Product, the applicable New Product Minimum, and other terms, after which Distributor shall have thirty (30) days ("First New Field Product Decision Period") to inform VFS in writing of its interest to market such product under the terms proposed, subject to satisfactory review of a "Field Ready Prototype" of such New Field Product; provided, however, that Distributor shall have no rights to any new product for which the idea was initially brought to VFS by a third party unless VFS in writing seeks Distributor's input in connection with the development thereof, in which case the parties shall agree in advance as to Distributor's rights. During the First New Field Product Decision Period, VFS shall provide to Distributor such information reasonably available to VFS, which Distributor reasonably requires regarding the new product, subject to confidentiality and non-disclosure provisions in this Agreement. The term "Field Ready Prototype" shall mean a prototype functionally ready to be used in the indicated clinical testing applications, except for complying with applicable government regulations related to such testing, which shall be the sole responsibility of Distributor.

         In the event Distributor gives written notice to VFS of its decision not to exercise its right of first refusal during the First New Field Product Decision Period, or fails to give written notice to VFS of its decision to

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exercise its right of first refusal within said First New Field Product Decision
Period, then, notwithstanding anything in this Agreement to the contrary, VFS may pursue other distribution opportunities for the New Field Product in the Field, on terms that are, in the aggregate, not less favorable to VFS than the terms specified by VFS in the New Field Product Notice or contained in the last subsequent proposal by VFS to Distributor, if any, and, in the event that VFS desires to pursue such less favorable distribution opportunities, then VFS shall be required (each time such situation arises) to give a new notice to Distributor pursuant to this Paragraph 1.6(a) and comply with the right of first refusal set forth herein for an additional thirty (30)-day period following the receipt of such new notice by Distributor.

         In the event Distributor gives written notice to VFS of its decision to exercise its right of first refusal during the First New Field Product Decision Period, VFS shall provide to Distributor a Field Ready Prototype of the New Field Product when such prototype is available, after which Distributor shall have ninety (90) days to determine whether the Field Ready Prototype is acceptable to Distributor ("Second New Field Product Decision Period") and to agree in writing to have the New Field Product be added to Schedule A of this Distribution Agreement under the terms set forth in the New Field Product Notice, whereupon the parties shall agree upon the initial production run purchases and add such New Field Product to Schedule A. Notwithstanding the foregoing, the Second New Field Product Decision Period shall be extended to forty-five (45) days after receipt of the necessary government approvals, if any, for the clinical testing of the Field Ready Prototype of the New Field Product provided that Distributor has in good faith commenced the effort to obtain such approvals promptly after giving written notice of its decision during the First New Field Product Decision Period to exercise its right of first refusal with respect to such New Field Product and using commercially reasonable efforts has diligently pursued the obtaining of such approvals until such approvals are obtained. During the Second New Field Product Decision Period, VFS shall provide to Distributor such information reasonably available to VFS, which Distributor reasonably requires regarding the new product, subject to confidentiality and non-disclosure provisions in this Agreement. In the event Distributor gives written notice to VFS of its decision not to exercise its right of first refusal during the Second New Field Product Decision Period, or fails to give written notice to VFS of its decision to exercise its right of first refusal within said Second New Product Decision Period, then, notwithstanding anything in this Agreement to the contrary, VFS may pursue other distribution opportunities in the Field, for the New Field Product on terms that are, in the aggregate, not less favorable to VFS than the terms specified by VFS in the New Field Product Notice or contained in the last subsequent proposal by VFS to Distributor, if any, and, in the event that VFS desires to pursue such less favorable distribution opportunities, then VFS shall be required (each time such situation arises) to give a new notice to Distributor pursuant to this Paragraph 1.6(a) and comply with the right of first refusal set forth herein for an additional thirty (30)-day period following the receipt of such new notice by Distributor.

         (b) During the term of this Agreement, prior to offering a new product indicated for use in lesion/ablation applications in conjunction with generator products with the same features and technical specifications as the Generator Product ("New Outside Product") to a third party distributor to distribute or sell the New Outside Product for use in the field of orthopedic surgery, ENT, craniomaxillofacial surgery or head and neck surgery (individually an "Expanded Field" and collectively "Expanded Fields"), VFS shall offer Distributor the right of first refusal to market the New Outside Product by

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giving Distributor a written notice ("New Outside Product Notice") of the minimum purchase requirements, the particular Expanded Fields where the New Outside Product is indicated for use, Distributor's purchase price for the New Outside Product, product features and benefits, general specifications and other terms, after which Distributor shall have a period of thirty (30) days after delivery of a Field Ready Prototype of such New Outside Product ("New Outside Product Decision Period") to enter into a distribution agreement for the New Outside Product under the terms set forth in the New Product Notice that VFS plans to offer such New Outside Product to a third party distributor ("New Distribution Agreement").

         In the event the Distributor (i) gives written notice to VFS of its decision not to exercise its right of first refusal during the New Outside Product Decision Period, or (ii) if Distributor fails to enter into a New Distribution Agreement with VFS during the New Outside Product Decision Period, then, notwithstanding anything in this Agreement to the contrary, VFS may pursue other distribution opportunities for the New Outside Product in the Expanded Field(s) designated in the New Outside Product Notice, on terms that are, in the aggregate, not less favorable to Valley Forge than the terms specified by VFS in the New Outside Product Notice or contained in the last subsequent proposal by VFS to Distributor, if any, and, in the event that VFS desires to pursue such less favorable distribution opportunities, then VFS shall be required (each time such situation arises during the term of this Agreement) to give a new notice to Distributor pursuant to this Paragraph 1.6(b) and comply with the right of first refusal set forth herein for an additional thirty (30)-day period following the receipt of such new notice by Distributor.

         Notwithstanding anything in this Agreement to the contrary, the right of first refusal in this Paragraph 1.6(b) shall not apply to (i) the marketing or sale by VFS (including a Permitted Assignee as defined in Section III, Paragraph 8.3) or its subsidiaries or other affiliates of any product through its own sales force or through independent sales representatives and (ii) any neurocranial or neurospinal application of any product.

         (c) Notwithstanding anything in this Agreement to the contrary, the rights of first refusal set forth in this Paragraph 1.6 shall terminate upon the earlier of (i) the termination of this Agreement or (ii) upon the failure of Distributor to satisfy the Initial Products Minimum or a New Product Minimum, as the case may be, for any Product or New Field Product as set forth in Section I, Paragraph 1.5, herein.

         1.7 (a) If Distributor does not meet the Initial Products Minimum and/or a New Product Minimum for an Agreement Year, Distributor may, at its option, nevertheless be deemed to have fulfilled such obligation by paying VFS an amount (the "shortfall amount") equal to fifty percent (50%) of the difference between (A) the amount Distributor would have paid to VFS had it fulfilled such minimum purchase requirement for such Agreement Year and (B) the amount Distributor has paid (or will pay) for the applicable Product or Products actually purchased during such Agreement Year. Such payment, if made, shall be due within thirty (30) days following the end of the such Agreement Year in which Distributor did not fulfill its minimum purchase requirement.

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         (b)      If Distributor does not meet the Initial Products Minimum
and/or a New Product Minimum (or pay the applicable shortfall amount pursuant to Paragraph 1.7 (a)) during an Agreement Year, VFS shall have the right to terminate this Agreement, with respect only to the Products that are listed on Schedule A on the Effective Date if the failure relates to the Initial Products Minimum and/or with respect only to the applicable New Field Product if the failure relates to one or more New Product Minimums, upon ninety (90) days prior written notice to Distributor, such notice to be given not later than fifteen
(15) business days after the expiration of the 30-day period referred to in Paragraph 1.7(a). The parties agree that, notwithstanding anything to the contrary in this Agreement, if they mutually agree that material changes in market conditions have occurred, then they will in good faith renegotiate the Initial Product Minimums and/or the applicable New Product Minimums rather than terminate this Agreement.

2.       Prices and Payment.

         2.1 During the first Agreement Year, pricing of Products shall be according to the terms set forth in Schedule B attached hereto.

         2.2 Upon the request of either party, the parties shall negotiate in good faith during the first two months of the fourth quarter of each Agreement Year with respect to changes in the pricing of Products to be effective on the first day of the second Agreement Year and of each Agreement Year thereafter. Such negotiations shall take into account, among other things, the competitive market conditions then existing, the cost of materials and labor, quantities of Products to be purchased by Distributor and economic conditions. The price in effect for any Product for any Agreement Year shall, however, not increase by more than three percent (3%) over the price in effect for the preceding Agreement Year. Price increases resulting from improvements or changes in a particular Product shall be negotiated in good faith by both parties prior to the delivery of the improved or changed Product and shall not be subject to the foregoing limitation on the amount of increase.

         2.3 Payment to VFS for Products shall be made forty-five (45) days following the date of the invoice from VFS (which shall be no earlier than the date of shipment) for Products specified in purchase orders and not rejected by Distributor for nonconformance pursuant to Section I, Paragraph 4.1. All payments to VFS under this Agreement shall be made in U.S. dollars. All payments due under this Agreement not made on their due date shall bear interest at the lesser of (i) one and one-half percent (1.5%) per month and (ii) the maximum lawful interest rate permitted under applicable law.

3.       Shipment.

         3.1 All sales of Products shall be F.O.B. VFS's factory at the prices set forth in Schedule B, which prices shall be exclusive of freight, insurance and taxes. VFS shall, at Distributor's cost, ship the Products to any location chosen by Distributor, utilizing carriers chosen by Distributor. Title and risk of loss or damage to the Products shall pass to Distributor at the time they are loaded on to the carrier specified by Distributor.

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         3.2      Unless otherwise agreed in advance, all Products, inclusive of operating and service manuals and complete standard sets of accessories, shall be packed, labeled, marked and otherwise prepared for shipment by VFS in such a way as to be acceptable to carriers and in accordance with good commercial practice, so as to minimize risk of loss or damage in transit. An itemized packing list and Product inspection report in the form set forth in Schedule C attached hereto shall accompany each shipment.

4.       Specifications, Testing, and Warranty.

         4.1 VFS agrees to sell the Products to Distributor for use in the Field, for the term of this Agreement and warrants that such Products will meet the Specifications or such modified specifications as may be agreed upon in writing by Distributor and VFS. Distributor shall have a period of thirty (30) days from date of receipt of Products to inspect and accept Products that conform to the Specifications or reject Products that do not conform to the Specifications. Rejection of non-conforming Products by Distributor shall not excuse VFS from its obligations to deliver Products pursuant to this Agreement.

         4.2 VFS reserves the right to make engineering changes that do not affect the form, fit, function, performance or appearance of the Products and that do not require regulatory approval without the prior approval of Distributor; provided, however, that VFS shall provide Distributor with notice of such change as promptly as practical after VFS's final internal approval of such change. With regard to all other material changes to the Products, VFS agrees to give Distributor written notice and to simultaneously provide Distributor with Specifications for the changes. No changes relating to the form, fit, function, performance or appearance will be made to any Products supplied to Distributor at any time without the prior written approval or deemed approval as provided below of Distributor. Distributor agrees to inform VFS of its approval or disapproval of changes relating to the form, fit, function, performance or appearance of the Products within thirty (30) days after receiving notice of any such proposed changes. If Distributor does not respond to VFS within said thirty (30)-day period, the change will be deemed to have been approved.

         4.3 Distributor may request, in writing, that VFS change the Specifications or otherwise incorporate changes into the Products and/or develop customized Products for Distributor. Such request will include a description of the proposed changes that will reasonably permit VFS to evaluate the cost and feasibility. Within forty-five (45) days after receiving such a request from Distributor, VFS will advise Distributor whether it is reasonably able to make such changes and, if so, the timetable and terms and conditions under which it would make such changes, and any resulting increase or decrease in prices hereunder. VFS's evaluation shall be in writing and, if it is reasonably able to make the change, it shall also state the impact on delivery schedules for Products covered by pending purchase orders hereunder. If, after good faith negotiations, Valley Forge and Distributor agree upon the terms of the changes, then this Agreement, the Specifications, delivery schedules and pricing schedule will be amended accordingly.

         i. Unless otherwise agreed to in writing by VFS and Distributor, purchases by Distributor of more customized products shall not be credited to Distributor in meeting the dollar amount of the minimum purchase requirement pursuant to Section I, Paragraph 1.5.

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         ii       VFS shall not unreasonably refuse to incorporate the changes or develop a more customized product when requested by Distributor .

         4.4 Within the times specified in this Paragraph 4.4, Distributor shall have the right to return to VFS, for full credit/refund plus cost of freight, any Product that is defective or fails to comply with the Specifications, provided, however, that such defect or failure is in no way the result of any modification to the Product, improper repair, or of any damage (assuming proper packaging for transportation by VFS) to the Product after loaded on to the carrier specified by Distributor. Notwithstanding failure of Distributor to inspect and/or return any shipment, or its acceptance of any shipment, Distributor shall be entitled to return to VFS, for either repair, free of charge, credit/refund or exchange, at VFS's option, any Product that is defective or fails to comply with the Specifications if returned by Distributor within one (1) year after shipment of Generator Product by Distributor to its end user or ninety (90) days after shipment of any other Product by Distributor to its end user. Notwithstanding anything in this Agreement to the contrary, the use of any instrument other than one approved by VFS for use with the Generator Product shall void all warranties contained in this Agreement with regard to the Generator Product.

         4.5 In the event it is discovered by Distributor, and VFS is notified by Distributor within the time periods stated in Section I., Paragraph
4.4 hereof, that a Product is defective or fails to comply with the Specifications, Distributor shall return the Product to VFS and specify in writing the alleged complaint, Product code, serial number, if there is one, and the return address of Distributor or the end user if the Product is to be drop shipped to the end user. VFS will, at its option and at its expense, either repair or replace such defective Product within fifteen (15) business days after its return by Distributor, freight prepaid to VFS at its repair facility, and receipt by VFS at such facility. If VFS determines that the returned Product has been abused by the end user, VFS shall provide Distributor with a quote for repair of the Product and Distributor shall either agree to pay for the repair, parts, labor and calibration or instruct VFS to return the Product to Distributor without repairs. In either case, Distributor shall pay the freight for return of the Product to Distributor. VFS shall charge Distributor for any such repair, parts, labor and calibration as set forth in Section I, Paragraph.4.6 hereof.

         4.6 VFS agrees to provide repair, maintenance, modification and other services on a timely basis on units of the Generator Product purchased by Distributor or its end user at $125.00/hour (as increased by the percentage increase (if any)in the Consumer Price Index (CPI), as defined by the U.S. Department of Labor, Bureau of Labor Statistics measured as of the ninth month of the then current Agreement Year as compared to the CPI measured as of December 2002), plus the charges for repair parts. Notwithstanding the foregoing sentence, the hourly rate that VFS charges Distributor for such services shall not exceed the lowest rate that VFS charges any other customer for similar services. Upon request by Distributor, VFS shall provide to Distributor its then current price list for spare or replacement parts for Generator Products. VFS agrees to maintain an inventory of spare and replacement parts for the Generator Product if and when production ceases for a period of at least five (5) years

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following the last delivery date of a Generator Product to Distributor. VFS agrees to refurbish Generator Products at a cost agreed upon annually by VFS and Distributor.

         4.7 VFS MAKES NO WARRANTY OTHER THAN THOSE EXPRESSLY MADE HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF
MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

5.       Compliance With Laws and Regulations.

         5.1 VFS represents and warrants that it is and, during the term of this Agreement, will continue to be (i) a Domestic Device Establishment, registered with the FDA and (ii) ISO 9001 and EN 46001 certified. VFS further represents and warrants that all Products sold and delivered to Distributor under this Agreement shall be manufactured in accordance with the Specifications, applicable industry standards and current Good Manufacturing Practices ("cGMPs") as set forth in the Quality System Regulation promulgated by the FDA and found in Code of Federal Regulations, Title 21 Part 820 (the "QSR") and in accordance with all United States applicable statutes, laws, standards and regulations (including, but not limited to, the United States Medical Devices Amendments of 1976) and the regulations promulgated thereunder, including the QSR, that are applicable to the Products. VFS agrees to provide Distributor with copies of its FDA registration, ISO 9001 certificate and EN 46001 certificate.

         5.2 Distributor, upon reasonable advance notice to VFS during normal business hours, may on an annual basis visit VFS manufacturing facilities to observe VFS quality assurance procedures for testing, packaging and shipping during VFS's initial production runs of the Products and shall have the right to evaluate VFS's manufacturing, documentation control, inspection and calibration systems. Such visits by Distributor personnel will be mutually scheduled by Distributor and VFS.

         5.3 VFS shall notify Distributor of any FDA audit, or any audit from any other regulatory body, of its facilities for the manufacture of the Products, or any request for information from the FDA or other regulatory body related to the manufacture of the Products, as soon as practicably possible after receipt of such notice of such audit or such request. VFS shall notify Distributor as soon as practicable after receiving notice of any claim or action by the FDA or other regulatory body stating any non-compliance with this Paragraph 5 or any notice with respect to any violation of applicable statutes, laws, rules or regulations. Both parties shall notify each other of any adverse reaction, malfunction, injury or other similar claims with respect to the Products or the devices in which they are incorporated, of which either party becomes aware. The parties shall discuss and determine the responsibility for the investigation of all such complaints and the responsible party shall forward to the other a summary of its findings with respect thereto. Distributor shall be responsible for managing all customer and end-user communications with respect to such complaints and for filing any medical device report required to be filed with the FDA and vigilance reports required to be filed with regulatory authorities in other jurisdictions in which the Products are marketed. Nothing

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herein shall preclude either party from taking any action that it is required to take under applicable law or regulation.

         5.4 Unless otherwise agreed to in writing by the Parties, VFS shall be responsible for the preparation, submission and obtaining of appropriate documents for regulatory clearance to market the Products in the United States, including but not limited to 510(k)'s and/or PMA's, as may be applicable, and shall provide copies of such documents to Distributor upon request. VFS shall provide Distributor with such information as VFS and Distributor shall reasonably agree upon, for the purpose of registration and/or regulatory clearance to sell the Products in any other country in which Distributor proposes to sell the Products. Distributor shall be solely responsible, at its own cost, to obtain the CE mark on any Products subject to this Agreement. Any additional costs reasonably incurred by VFS in obtaining and/or maintaining international compliance will be billed to Distributor (and paid by Distributor) at VFS's direct engineering costs, as the costs are incurred during the approval process. If compliance is not commercially reasonable in a particular country foreign to the United States, VFS and Distributor will negotiate in good faith in an attempt to determine whether compliance will be obtained.

         5.5 If requested by Distributor, VFS, at Distributor's cost, shall take all steps necessary to obtain and maintain determinations that the Products meet the consensus-based standards of safety required by the Occupational Safety and Health Act as determined by one or more Nationally Recognized Testing Laboratories and the equivalent approvals under the applicable standards promulgated by the Canadian Standards Association, the International Electrotechnical Commission, the German Technical Inspection Associations (TUVs) or their equivalents in other jurisdictions.

         5.6 This Agreement shall be reviewed by VFS at least annually for compliance to ISO 9001 Section 4.3.

         5.7 Unless otherwise agreed to in writing by the parties, VFS shall take all action necessary and bear all engineering costs incurred to insure that the Products and any changes or improvements to the Products conform with applicable regulatory standards required to allow application of the CE mark for the Products, recognizing that Distributor will be responsible for obtaining the CE mark for the Products and all costs for submission and testing in connection associated therewith.

6.       Product Recall.

         If either party believes that because of a defect in manufacturing or design a recall, market withdrawal, safety alert or similar action ("Recall") of any Products is desirable or required by law, it will promptly notify the other party. The parties will then discuss reasonably and in good faith whether such Recall is appropriate or required and the manner in which any mutually agreed Recall shall be handled. This Paragraph 6 shall not limit the obligations of either party under law with respect to Recall of Products required by law or properly mandated by governmental authority. Voluntary Recalls shall be conducted by mutual agreement (agreement not to be unreasonably withheld). VFS shall bear all reasonable costs and expenses of any such Recall which relates to the manufacture of the Products. Distributor shall maintain complete and

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accurate records for such periods as may be required by applicable law of all the Products sold by it. The parties will cooperate fully with each other in effecting any Recall of the Products pursuant to this Paragraph 6. However, Distributor shall be responsible for the actual conduct of any Recall of the Products, including communications with customers and end-users, and for any required notification to the FDA and other applicable regulatory authorities in respect thereof.

7.       Product Name/Private Labeling.

         Distributor shall have the right to market and advertise Products exclusively in the Field under Distributor's name, trademarks, trade names, labels or other designations (collectively referred to as the "Marks") for the term of this Agreement. All of such Marks shall remain the property of Distributor, and VFS shall have no rights thereto. Distributor agrees to recognize the role of VFS as manufacturer of the Products through identification of VFS on the Products and literature relating thereto with the "Manufactured by Valley Forge Scientific Corp." logo, except as otherwise required for CE marked Products.

SECTION II        DISTRIBUTION AGREEMENT.

1.       Appointment.

         1.1 VFS hereby grants Distributor exclusive worldwide marketing rights for distribution and sale of the Products for use in the Field for the term of this Agreement ("Exclusive Rights"). VFS shall not distribute or cause to be distributed products in the Field that are competitive with the Products during the term of this Agreement. Nothing in this Agreement shall restrict VFS or its subsidiaries or other affiliates from selling the Products to others for use outside of the Field.

         1.2 (a) Distributor covenants and agrees that it and its distributors shall not directly or indirectly sell the Products for any use outside of the Field.

                  (b) Distributor covenants and agrees that it will not sell any bipolar electrosurgical products for use in the Field other than the Products for the term of this Agreement. Notwithstanding the foregoing, Distributor may sell the N-50 products and accessories currently marketed by it prior to the date of first commercial sale of a Generator Product by Distributor. After such first commercial sale, Distributor shall be prohibited from selling the N-50 generator products other than the sale of its inventory of such generator products existing immediately prior to such first commercial sale. Nothing in this Agreement shall prohibit Distributor from continuing to sell accessories for use with the N-50 generator products and servicing such products sold by Distributor.

         1.3 For the term of this Agreement, Distributor shall have the right to distribute and sell the Products and all modifications, improvements, and developments incorporated into the Products and accessories and components thereof manufactured by VFS in the Field and to appoint sub-distributors for national and international sales in the Field.

2.       Responsibilities of Distributor.

         2.1 In marketing the Products, Distributor shall use commercially reasonable efforts in the promotion and sale of the Products and in providing support to end users who own the Products and prospective customers for the Products. Within thirty (30) days prior to the end of the Initial Inspection Period, Distributor shall provide to VFS a marketing plan for the Products.

         2.2      Distributor will:

                  i. advertise the Products in medical journals that in its judgment are suited for sale of the Products, and the copy of such advertisement, as well as any and all other brochures, marketing and sales materials, etc. used by Distributor shall be subject to review by VFS for technical accuracy prior to its release. In disagreements as to marketing or sales content, Distributor shall prevail. On matters of technical description or medical use or practice, VFS shall prevail;

                  ii. show the Products at a minimum of four (4) trade shows per year;

                  iii. provide education to the customer/end user on proper use of all Products prior to initial use; and

                  iv. Review its marketing plan for the Products with VFS on a semi-annual basis.

         2.3 Distributor shall maintain methods for identifying and tracing Products that it distributes. Distributor and VFS shall agree upon methods for this tracking system.

         2.4 (a) Distributor agrees to designate one or more "Distributor Trainer(s)." Distributor shall be responsible for all costs associated with the Distributor Trainer(s), including without limitation, the cost of training the Distributor Trainer(s) so that they are able to provide comprehensive training to Distributor's sales representatives, which training shall include preparing sales representatives to educate the customer/end-user on the uses and operation of the Products. VFS shall assist Distributor in preparing sales training and customer education materials. All materials must be approved by VFS before distribution to sales representatives and customers. Distributor shall bear all costs of production of these educational materials.

         (b) VFS shall attend up to two (2) Distributor meetings per year in order to assist Distributor in providing training for Distributor Trainers and sales representatives at no cost to Distributor. Additional training will be provided by VFS as agreed upon by VFS and Distributor and with VFS being reimbursed for all travel expenses for its employees.

3.       Technical Assistance and Labeling.

         As promptly as possible after completion of any development work and at such other times as are reasonably requested by Distributor, VFS will furnish Distributor with examples of VFS labeling, user and technical manuals, in electronic file form to the extent available, for the Products and written information regarding the Products required for inclusion in customer user and service manuals. Distributor and VFS agree to cooperate in issuing any changes to the manuals through agreed upon Engineering Change Orders (ECO's). VFS will also assist and cooperate with Distributor in reviewing Distributor developed labeling, manuals and sales information about the Products for technical content. Distributor will be solely responsible for all costs, including the design, production, printing, and distribution costs, of customer user manuals and sales aids or marketing materials for the Products in the Field..

4.       Patent Infringement.

         4.1 VFS represents that the waveform and circuitry of the Generator Product is covered by the patents and patent applications set forth on
Exhibit 1 attached hereto, which are exclusively owned or licensed by VFS. If a third party claims that the sale, distribution or use of the Products infringes a patent or trademark owned by that third party and such party threatens to commence or commences a suit or action based upon such claim, the parties agree to notify each other promptly of such threat of action or action, and to cooperate with each other in the defense of such a suit or action, subject to the indemnification obligations set forth in Section III., Paragraph 4.1.

         4.2 In addition to the requirements of Section II., Paragraph 4.1 hereof, if the sale, distribution or use of a Product (other than the Products designated as Developed Products on Schedule A) infringes on the patent of a third party, and Distributor or its customer is enjoined by final judgment of a court of competent jurisdiction from using the Product, VFS shall (or if any Product or part thereof becomes, or in VFS's opinion is likely to become, the subject of a claim of infringement of any intellectual property right of a third party, VFS may), at VFS's option, either (i) replace or modify the Product so that it becomes non-infringing or (ii) procure for Distributor the right to continue to sell the Product for the term of this Agreement, or, if neither (i) or (ii) is feasible, terminate this Agreement with regard to the infringing Product and repurchase all Distributor's inventory of the infringing Product at the price paid by Distributor, including freight.

5.       Manufacturing Rights.

         5.1 (a) Should VFS be unable to or fail for any reason, other than as set forth in Section I, Paragraph 5.2 hereof, to manufacture a Product in quantities at least equal to the Initial Products Minimum or the applicable New Product Minimum, as the case may be, that are in accordance with the agreed upon Specifications, applicable industry standards and current Good Manufacturing Practices ("cGMPs") as set forth in the Quality System Regulation promulgated by the FDA and found in Code of Federal Regulations, Title 21 Part 820 (the "QSR") that are applicable to the Products (hereinafter referred to as a "Manufacturing Deficiency"), Distributor within 30 days of the discovery of the Manufacturing Deficiency, on one hundred and twenty (120) days prior written notice to VFS, may: (i) remove the particular Product from the terms of this Agreement; or (ii) exercise the right to designate a manufacturer, set forth in Paragraph 5.1(b) herein. During the one hundred and twenty (120)-day notice period set forth in the preceding sentence, VFS will have the right to cure such Manufacturing

Deficiency in order to keep the particular Product in compliance with the terms of this Agreement and, if it is successful in doing so, the notice shall be null and void.

         (b) In the event that VFS fails to cure the Manufacturing Deficiency, Distributor may at Distributor's option require VFS to find and contract with another source (reasonably acceptable to Distributor) within thirty (30) days to manufacture the Product in accordance with the Specification set forth in Schedule A. VFS agrees to provide such source with the technology necessary to enable it to manufacture the Product and to render such other assistance as may reasonably be requested to assure an orderly transition of the manufacturing operation.

         5.2 VFS shall not be liable for any failure to supply or deliver, or for any delay in the delivery of, the Products hereunder, when any such failure or delay is caused, directly or indirectly, by fires, floods, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands or labor), wars, shortages of fuel, power or raw materials, inability to obtain or delays of transportation facilities, acts of God, or any cause, whether similar or dissimilar, to the foregoing beyond the reasonable control of VFS, as the case may be, affecting VFS's production and/or delivery of the Products covered by this Agreement or Distributor's acceptance or resale thereof. Such failure will be excused for three months or as long as such event shall be continuing (whichever period is shorter) provided that VFS gives immediate written notice to Distributor of the Force Majeure Event. VFS shall exercise all reasonable efforts to eliminate the Force Majeure event and to resume performance. In the event the failure continues beyond three months, then Distributor may at Distributor's option require VFS to find and contract with another source (reasonably acceptable to Distributor) within thirty (30) days from the end of the three-month period to manufacture and supply the Products. VFS agrees to provide such source with the technology necessary to enable it to manufacture the Products and to render such other assistance as may reasonably be requested to assure an orderly transition of the manufacturing operation.

         5.3 (a) Valley Forge hereby grants to Distributor a royalty-free license to use all techniques, processes, documentation and know-how that have been developed or are owned by VFS or as to which VFS has acquired any rights that are necessary or useful in the manufacture of the Products (the "Manufacturing Technology") in the Field to use, sell, make and have made the Products for use in the Field (collectively the "Bankruptcy License Rights"); provided, however, that the Bankruptcy License Rights granted hereunder shall be subject to the terms of Paragraph 5.3(b) and shall be effective only if (i) a petition under Title 11 of the United States Code ("Title 11") has been voluntarily filed by VFS, or involuntarily filed by a third party or parties and not dismissed within ninety (90) days thereafter, and (ii) this Agreement has been rejected in the Title 11 case (a "Bankruptcy Event"). Notwithstanding anything in this Paragraph 5.3(a) to the contrary, Distributor shall not have any Bankruptcy License Rights, nor shall it exercise any Bankruptcy License Rights, other than after the occurrence of a Bankruptcy Event. Furthermore, notwithstanding anything in this Paragraph 5.3(a) to the contrary, any and all Bankruptcy License Rights shall terminate at the end of the term of this Agreement.

         (b) All rights and licenses to Manufacturing Technology granted under this Agreement by VFS to Distributor are, for all purposes of Section 365(n) of Title 11, licenses of rights to intellectual property as defined in Title 11. VFS agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Manufacturing Technology. If a case is commenced by or against VFS under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, VFS (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) at its option shall either perform all of the obligations provided in this Agreement to be performed by VFS or provide to Distributor all such Manufacturing Technology reasonably required to make or have made, use and sell Products (including all embodiments thereof) in the Field +held by VFS, as provided in this Agreement, as Distributor may elect in a written request, immediately upon such request, and VFS shall not interfere with Distributor's rights. If a Bankruptcy Event occurs and Distributor elects to retain its rights hereunder as provided in Title 11, then VFS (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to Distributor all such Manufacturing Technology (including all embodiments thereof) held by VFS immediately upon Distributor's written request therefor and nothing herein is intended to, nor shall, impair or adversely affect Distributor's rights under Title 11, including under Section 365(n) of Title 11.

SECTION III        GENERAL PROVISIONS

1.       Term.

         1.1 Unless terminated sooner pursuant to Section III., Paragraph 2 hereof or extended as provided herein, the term of this Agreement shall commence on the Effective Date and shall continue in force until the end of the fifth Agreement Year. If on or before the end of the fourth Agreement Year, the term of this Agreement has not been extended beyond the end of the fifth Agreement Year by written agreement of Distributor and VFS, the parties on written notice from either party shall for a period of ninety (90) days after such written notice (but in no event shall such period extend past the end of the fifth Agreement Year) conduct good faith discussions at mutually convenient times regarding the terms and conditions of an extension to this Agreement. While the parties are obligated to discuss an extension in good faith, there is no obligation on the part of either party to agree to an extension.

2.       Termination and Remedies

         2.1 Either party may terminate this Agreement upon written notice to the other party in the event of a material breach of this Agreement by the other party which is not cured within ninety (90) days after written notice of such breach is given. Notwithstanding the foregoing, (i) in the event Distributor fails to timely pay for shipped Products within the time period set forth in Section I, Paragraph 2.3 or breaches the covenants and agreements in
Section II, Paragraph 1.2 (a), VFS may terminate the Agreement if such breach is not cured within ten (10) days after written notice by VFS; (ii) in the event that Distributor breaches the covenants and agreements in Section II, Paragraph 1.2(b), VFS may terminate this Agreement if Distributor does not cease from selling products in breach of the terms of Section II, Paragraph 1.2(b) ("Prohibited Products") within ten (10) days after written notice and within sixty (60) days after such written notice pay to VFS an amount for each Prohibited Product sold by Distributor equal to fifty percent (50%) of the then current price of the Product that has the same or similar use as the Prohibited

Product; (iii) in the event of a breach of Section III, Paragraph 3, and in addition to all other rights and remedies that VFS has under this Agreement or at law or equity, VFS may terminate this Agreement within ten (10) days after written notice to Distributor; and (iv) in the event a business combination transaction occurs that results in a New VFS (as defined in Section III, Paragraph 8.3) that competes with Distributor or its affiliates in the manufacture and/or sale of products for use in the field of pain management, Distributor may terminate this Agreement by giving at least ninety (90) days' written notice to such New VFS at any time during the six (6)-month period following the effective date of such transaction. The notice and cure periods in this Paragraph 2.1 shall not apply to Distributor's failure to satisfy its minimum purchase requirements or payment of the shortfall amount as set forth in
Section I, Paragraph 1.7.

         2.2 Either party, at its election, may declare the other party to be in default under the Agreement and, without prejudice to any of its rights hereunder, may forthwith terminate the Agreement by written notice to the other party in the event the other party (i) makes a general assignment for the benefit of creditors, (ii) has a receiver of all or substantially all of its assets appointed, (iii) files a voluntary petition for reorganization or other arrangement or in bankruptcy under the U.S. bankruptcy laws, or (iv) is declared insolvent.

         2.3 Notwithstanding anything to the contrary in this Agreement, any termination of this Agreement will not affect any rights of either party arising under this Agreement prior to such termination. In addition each party shall have all rights and remedies available to it at law or equity, except as limited by the terms of , Section III, Paragraph 2.4, below.

         2.4 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE DAMAGE OR EXEMPLARY DAMAGES FROM THE OTHER. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER EXCEPT WITH RESPECT TO ANY BREACH OF SECTION III, PARAGRAPH 3; IT BEING AGREED THAT A PARTY MUST PROVE THE EXISTENCE OF, AND ITS ENTITLEMENT TO, CONSEQUENTIAL DAMAGES WITH RESPECT TO A BREACH OF SECTION III, PARAGRAPH 3 IN ACCORDANCE WITH APPLICABLE LAW.

3.       Confidential Information.

         3.1. As used herein, "Confidential Information" shall mean the Specifications, all know-how relating to the development, manufacture, sale or use of any Product, including, without limitation, processes, techniques, methods, products, apparatuses, biological materials and other materials and compositions which are reasonably related thereto, the direct labor, direct overhead and raw materials costs incurred in the manufacture of Product, the raw material, and all other confidential or proprietary information that is reduced to writing, marked as confidential and given to one party by the other party relating to such other party or any of its affiliates, including information regarding any of the products of such other party or any of its affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither party shall, during the term of this Agreement and for a period of five (5) years following the termination or expiration of this

Agreement for any reason, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each party shall insure that its employees, officers and agents shall not use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that Distributor and VFS may disclose Confidential Information to their employees on a need to know basis provided such persons are informed of the confidential nature of such information and are under contractual obligation to not use the Confidential Information and to keep such information confidential. Confidential Information shall not include information that (i) was already known to the receiving party at the time of its receipt thereof, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving party or (iv) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction.

         3.2 In the event that a party receives a subpoena which requires the disclosure of Confidential Information, such party shall provide the other party at least ten (10) days' written notice of such subpoena prior to the return date, or as much advance notice as possible if the return date is in less than ten (10) days, to allow the other party to move to quash such subpoena. The party shall not disclose the Confidential Information during the notice period and during the pendency of any motion to quash the subpoena.

         3.3 Title to all tangible forms of Confidential Information, including any copies thereof, shall be and remain with discloser. The recipient shall not copy or reproduce, in whole or in part, any Confidential Information from the discloser without written authorization except as is necessary to fulfill the purpose of this Agreement. Upon written request or termination of this Agreement, all tangible forms of Confidential Information with exception of an archive copy to be used solely for compliance with the recipient's obligations under this Agreement or applicable law, shall be promptly returned to the discloser or destroyed.

4.       Indemnification and Insurance.

         4.1 VFS shall indemnify and hold Distributor harmless against any and all claims, suits, proceedings, expenses, attorney's fees, recoveries and damages, including expenses of total or partial Recall of Products, caused by defects in design, materials, or workmanship of the Products or based on a claim that the Products (other than the Products designated as Developed Products on Schedule A) or their use infringes upon the claim of a patent of a third party, except to the extent caused by Distributor's distribution practices, Distributor's advertising or promotional material for the Products that has not been approved by VFS, misrepresentations by Distributor, use of the Product in an application or an environment for which it was not designed or contemplated hereunder, or modifications to, or improper repair of the Product. The indemnification obligation, however, shall not apply if any Product is used in conjunction with a device, instrument or product that is not approved for use with the Product.

         4.2 VFS shall maintain product liability insurance (containing either a vendor's endorsement or a contractual liability coverage) on Products supplied by VFS with minimum limits of three million dollars ($3,000,000.00)/five million dollars ($5,000,000.00) and shall furnish to Distributor, within thirty (30) days after the Effective Date of this Agreement, a certificate of insurance by the carrier including the foregoing endorsements, coverage and limits providing that such insurance may not be cancelable without at least thirty (30) days prior notice to Distributor.

         4.3 Distributor shall indemnify and hold VFS harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including expenses of total or partial Recall of Products caused by Distributor's distribution practices or Distributor's advertising or promotional material for the Products, which advertising or promotional material has not been approved by VFS, or misrepresentations of the Products by Distributor or damage to the Products caused by unauthorized repair or modification of the Products by Distributor.

5.       No Transfer of Patent and Know-How.

         Nothing in this Agreement constitutes or shall be construed as a transfer to Distributor of any of the patents, intellectual property rights, trade secrets or know-how of VFS relating to the Products or any other products or products-in-development of VFS or a license for Distributor to use such patents, intellectual property rights, trade secrets or know-how.

6.       Representations, Warranties and Agreements of VFS

         6.1 VFS is a corporation duly organized and validly existing in good standing under the laws of Pennsylvania. VFS has the corporate power to execute, deliver and perform this Agreement.

         6.2 The execution and delivery of this Agreement by VFS does not, and the performance of VFS's obligations hereunder will not, violate any provision of the organization documents of VFS or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which VFS is a party or to which VFS or its assets, properties or business are subject to on the date hereof. This Agreement is a valid and binding agreement of VFS enforceable against it in accordance with its terms.

         6.3 VFS is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that would, in the reasonable opinion of VFS, adversely affect VFS' ability to perform the terms of this Agreement.

         6.4 No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by VFS of this Agreement.

         7.       Representations, Warranties and Agreements of Stryker.

         7.1 Stryker is a corporation duly organized and validly existing in good standing under the laws of Michigan. Stryker has the corporate power to execute, deliver and perform this Agreement.

         7.2 The execution and delivery of this Agreement by Stryker does not, and the performance of Stryker's obligations hereunder will not, violate any provision of the organization documents of Stryker or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Stryker is a party or to which Stryker or its assets, properties or business are subject to on the date hereof. This Agreement is a valid and binding agreement of Stryker enforceable against it in accordance with its terms.

         7.3 Stryker is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that would, in the reasonable opinion of Stryker, adversely affect Stryker's ability to perform the terms of this Agreement.

         7.4 No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by Stryker of this Agreement.

8.       Miscellaneous.

         8.1 This Agreement is not intended to create a partnership, association, joint venture or unincorporated business between VFS and Distributor, or any other type of entity which could be determined to be obligated to file tax or reporting returns pursuant to the Internal Revenue Code (or similar taxing laws of any county or U.S. State). Except as otherwise provided herein, each party hereto shall be responsible for the payment of all expenses or obligations incurred by it, including payments of withholding, social security, or other taxes or charges applicable to its employees, consultants, or contractors. Except as provided herein, neither party shall have the right to make any agreement in the name of the other party, nor obligate the other party to pay any amount, perform any act, or incur any liability or obligation.

         8.2 Except as specifically agreed to in writing, each party shall bear all cost and expenses which it incurs in connection with this Agreement.

         8.3 Except as provided below, this Agreement may only be assigned with the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) a business combination transaction that results in another person or entity (a "New VFS") becoming the owner of in excess of 35% of VFS' voting securities, whether through a merger or sale of stock, or acquiring all or substantially all of the assets of VFS, or otherwise obtaining effective operating control of VFS or (ii) any other change in VFS' stockholders shall not constitute an assignment of this Agreement by VFS that requires Distributor's consent provided that VFS obtains the written agreement of any New VFS to be bound by this Agreement as was VFS. In the event of any permitted assignment pursuant to this Paragraph 8.3, the assignee, including without limitation a New VFS (the "Permitted Assignee"), shall automatically be entitled to the benefits and terms of this Agreement as was the assignor from and after the date of such assignment and shall automatically be obligated as was the assignor as to all obligations then accrued or thereafter to accrue under this Agreement.

         8.4 No amendment of modification or addition hereto shall be effective or binding on either of the parties hereto unless or until the same is reduced to writing and signed by both parties.

         8.5 This Agreement, together with its Schedules and Exhibit, embodies the entire understanding between the parties regarding the subject matter hereof and supersede any and all prior understandings and agreements relating to such subject matter.

         8.6 The validity and interpretation of this Agreement shall be governed by the laws of the State of New York. Any disputes or contentions arising in connection with this Agreement between the parties shall, if possible, be settled in an amicable way. If, however, no understanding is reached, such disputes and contentions shall be exclusively and finally settled by binding arbitration before three (3) arbitrators in accordance with the rules of the American Arbitration Association. All arbitrations shall take place in New York, New York.

         8.7 If the performance of this Agreement or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident; strikes or labor disputes; inability to procure parts, supplies or power; war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, such prevention, restriction or interference does not continue for more than one hundred and twenty (120) days and provided that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall resume performance hereunder with dispatch whenever such causes are removed prior to such one hundred and twenty (120) days. This Paragraph 8.7 shall not be applicable to the failure of VFS to supply or deliver, or for any delay in the delivery of, the Products, which failure or delay shall be covered by Section II, Paragraph 5.2.

         8.8 It is expressly understood that the failure of either party to enforce any rights arising from the failure of the other party to perform, or perform properly, the other party's obligations hereunder shall not constitute a waiver of its rights arising from such failure or improper performance, and that enforcement of any right hereunder shall not preclude exercise of any other remedies available at law. All rights and remedies, whether conferred hereby or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

         8.9 If any provision of the Agreement is held invalid by law, rule, order, or regulation of any government or by the final determination of any court of the United States, such invalidity shall not affect the enforceability of any other provision in this Agreement not held to be invalid.

         8.10 This Agreement may be signed in counterparts; each counterpart shall constitute an original document, but all of which shall constitute one instrument. This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of signature page of a counterpart to the other party, provided that, in such case, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

         8.11 Any press release or other disclosure to the public regarding this Agreement and the transactions contemplated hereby shall be mutually agreed upon by the parties hereto; provided, however, that either party may make any such public announcement or disclosure that counsel advises in writing is required by applicable securities laws or regulations or rules or agreements with any stock exchange on which its shares are listed, in which case the party making the announcement or disclosure shall inform the other party in advance of the timing and proposed content and shall provide the other party with reasonable opportunity to review and comment on any such required announcement or disclosure.

         8.12 All notices and consents hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by facsimile transmission (provided a copy is sent by one-day courier service) to the respective address or facsimile number provided below or to such other address or facsimile number as either party shall designate by written notice to the other in such manner:

         To VFS:
         -------

         Valley Forge Scientific Corp.
         136 Greentree Road, Suite 100
         Oaks, Pennsylvania  19456
         Attention:  Michael Ritchie, Vice President-General Manager
         Facsimile: (610) 666-7565

         with a copy to:

         Russell U. Schenkman, Esq.
         Schenkman Jennings & Howard, LLC
         13 Roszel Road, Suite C-225
         Princeton, New Jersey  08540
         Facsimile: (609) 799-1555

         To Distributor:
         ---------------

         Stryker Corporation
         Stryker Instruments Division
         4100 East Milham Avenue
         Kalamazoo, Michigan 49001-6197
         Attn:  Dave Koldyke, Vice President, Finance  and Accounting
         Facsimile:  269-324-5331

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

         with a copy to:

         John H. Denne, Esq.
         Winston & Strawn LLP
         200 Park Avenue
         New York, New York  10166
         Facsimile:  (212) 294-4700

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

Stryker Corporation                          Valley Forge Scientific Corp.


By: /s/ CURT HARTMAN                         By: /s/ JERRY L. MALIS
    ---------------------------                  -----------------------------

Title: President                             Title: President

Date: October 25, 2004                       Date: October 25, 2004

                                       22